FOR IMMEDIATE RELEASE

COMCAST COMPLETES ACQUISITION OF LENFEST


Philadelphia, PA - January 18, 2000: Comcast Corporation announced today that it has completed the acquisition of Lenfest Communications, Inc. (Lenfest), the nation's ninth largest cable television operator. The acquisition adds approximately 1.25 million cable subscribers to Comcast Cable, solidifying its position as the third largest cable operator and creating one of the largest and most concentrated broadband operations in the country.

With the addition of Lenfest and other pending transactions, Comcast Cable will serve over 8.2 million customers. More than four million of these customers will be located in the mid-Atlantic region, stretching from New Jersey to suburban Washington, D.C. Comcast views geographic consolidation of key markets as critically important to the company's future, enhancing its ability to offer expanded digital video and high-speed Internet access services to its customers and helping accelerate deployment of future services, such as residential and commercial telephone, through its networks.

"This is a red-letter day in the history of Comcast," said Ralph J. Roberts, chairman of Comcast Corporation. "Two great cable companies, both of which have their roots in the Philadelphia area, are now one. Gerry Lenfest is an extraordinary entrepreneur, and he has built a great business in Suburban Cable. We salute Gerry for all that he has accomplished. We now look forward to officially welcoming Suburban Cable customers into the Comcast family."

"I did not take lightly the importance of turning over the ownership of Suburban Cable, the company we built over the last twenty-five years, to the right successor," said H.F. (Gerry) Lenfest, president and chief executive officer of Lenfest. "I am most pleased that the ownership of Suburban will pass to Comcast. Comcast is headquartered in Philadelphia and has grown into a major, national diversified communications company under the able leadership of Ralph and Brian Roberts and their management team. I am confident that the Suburban cable operations and our employees will benefit from being part of the Comcast family."

Comcast Corporation (www.comcast.com [http://www.comcast.com] ) is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A Special and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

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